Exhibit 10.79

SEPARATION AGREEMENT AND MUTUAL RELEASE

THIS SEPARATION AGREEMENT AND MUTUAL RELEASE is entered into on this 12th day of July, 2007 by and among MARVIN A. TENENBAUM (“Employee”) and LECG CORPORATION and its wholly-owned subsidiary, LECG, LLC (collectively, the “Company”).

Background.         Employee is currently employed as the Chief Legal Officer of the Company in its Chicago, Illinois office pursuant to a letter of employment dated December 19, 2000 (the “Agreement”). Employee’s employment as a regular employee will terminate effective July 31, 2007. The parties have agreed upon an exchange of consideration by which all matters pertaining to Employee’s employment and termination of employment have been fully and finally resolved, the terms of which are set forth below.

THEREFORE, in consideration of the mutual promises set forth below, and intending to be legally bound, the Company and Employee agree that:

1.             Employment Termination. Employee’s last day of work as a regular employee will be July 31, 2007. The Company will pay Employee all compensation and other benefits earned through that date and will reimburse Employee for all approved but previously unreimbursed business expenses. Employee will return all keys, passes, credit cards, and other Company property, including all documents, disks and other records which pertain to the business and affairs of the Company on or before his last day of employment, except as otherwise specifically agreed by the Company and Employee. In particular, the Company has agreed that Employee may retain (i) certain training materials originally prepared by Employee prior to his employment with the Company; and (ii) the Blackberry phone issued to Employee.

Employee will also submit his written resignation, in the form attached hereto as Attachment A, as an officer of LECG Corporation and its various subsidiaries effective July 31, 2007.

2.             Separation Consideration. In consideration of the agreements of Employee hereunder, the Company and Employee have agreed that the Employee will receive a cash severance payment in the amount of Four Hundred Fifty Thousand Dollars ($450,000) payable on August 1, 2007.

3.             Benefit Coverage. Employee’s health coverage under the Company’s group health plan will cease as of July 31, 2007. However, the Company will reimburse Employee for the costs associated with Employee enrolling in continuing COBRA coverage for himself and his qualifying dependents beginning August 1, 2007 and continuing until the earlier of (i) eighteen (18) months from Employee’s termination date or (ii) the date on which Employee obtains health coverage from a new employer.

4.             Options. Employee was provided from time to time with option grants as set forth in Attachment B These options are subject to that certain 2003 LECG Corporation Employee Stock Option Plan (“Plan”), as amended, effective as of November 13, 2003. These grants are also governed by the terms of the Nonqualified Option Agreements entered into between Employee and LECG Corporation (“Option Agreements”). Regarding those options that are unvested, they will be retired by the Company on July 31, 2007. With respect to the vested options, Employee must carefully review the Option Agreements and Plan to understand his rights with respect to those vested options. As one basic matter, if the vested options are not exercised within 90 days of July 31, 2007, the options will expire. Any questions should be directed to Stock Administration in the Company’s Emeryville office, with a copy to the Chief Financial Officer.

5.             Restricted Stock. Pursuant to a Restricted Stock Program created by the Company’s Compensation Committee for certain executive officers, Employee was granted 3,000 shares of restricted stock under the Plan pursuant to the terms of an initial Stock Purchase Agreement between the Company and Employee. These shares will be retired as unvested on July 31, 2007. Employee acknowledges and agrees that the separation payments described in Section 2 above include the payment by the Company of $30 in full satisfaction of the Company’s repurchase rights under the Stock Purchase Agreement.

6.             Insurance Coverage. The Company agrees that it will maintain, at its expense, for at least two (2) years from the date hereof, the Company’s Errors & Omissions for Employed Lawyers’ insurance policy, and the Company’s Directors & Officers’ liability insurance policy with coverage at least equal to the coverages in place on the date hereof and that such policies will provide coverage for Employee with respect to actions, omissions or events occurring during Employee’s period of employment. Upon request, the Company will provide Employee with proof of insurance with respect to this coverage.

7.             Office Space. The Company agrees that it will make available to Employee office space, appropriate computer equipment and other incidental services and resources, at no charge to Employee, in its Chicago office as required in order to facilitate Employee’s performance of the legal services described in the letter agreement dated August 1, 2007 between the Company and Employee. Employee should coordinate usage through the Office Manager for the Chicago office.

8.             Employee Representations. Employee makes the following representations, each of which is a condition of the Company’s entering into this Agreement:

 a)           That the Agreement does not provide for the separation consideration described in Section 2 hereof and that the Company has agreed to provide such separation consideration in recognition of Employee’s years of dedicated service to the Company and in consideration of the releases provided by Employee hereunder;

b)            That he has been given a reasonable period of time (not to exceed 21 days) to consider whether or not to sign this Agreement, and/or he acknowledges that he has been advised of his right to that 21-day period and has voluntarily waived it, and that he has not been pressured to sign this Agreement in a shorter period of time;

c)             That no promises or representations except those contained in this Agreement have been made to the Employee in connection with the termination of his employment;

d)            That he has read and understands each and every provision in this Agreement and has the right to consult with an attorney in connection with his consideration of this Agreement, and that he is entering into this Agreement voluntarily and of his own free will; and

e)             That he has not filed any complaints against the Company in any court, nor any charges with any governmental agency (such as the EEOC or the DFEH), before signing this Agreement.

9.             No Admission of Liability. Employee acknowledges that the Company is not offering this Agreement because it believes that the Employee has any valid legal claim against the Company. Employee further acknowledges and agrees that nothing in this Agreement will constitute or be construed as an admission of liability, wrongdoing or violation of any law on the part of the Company. Company acknowledges that, after diligent review, it is not aware of any claims that the Company may have against the Employee.

10.          General Release by Employee. Employee hereby fully and forever releases and discharges the Company, its benefit plans, officers, directors, employees, agents, members, affiliates, parent entities, successors and assigns from liability for claims, causes of action and obligations of every nature whatsoever, including, without limitation, claims of negligence, breach of contract, wrongful discharge, intentional torts, defamation, and violation of federal, state or local laws, among which are laws which prohibit discrimination on the basis of race, color, national origin, religion, sex, age, disability and other protected traits, such as the Title VII of the Civil Rights Act of 1964 and the California Fair Employment and Housing Act. This release covers claims, known or unknown, which are based upon any act, event or failure to act which occurred before the date on which this Agreement is signed and becomes effective, except (i) claims pursuant to the letter agreement entered into between the Company and Employee dated August 1, 2007 regarding legal services to be provided by Employee to the Company, (ii) claims for vested pension benefits or (iii) claims for indemnification for actions taken by Employee while an employee and/or officer of the Company including,  but not limited to, claims for indemnification pursuant the by-laws of LECG Corporation and that certain Indemnification Agreement entered into between the Employee and the Company dated November 3, 2002. For purposes of clarification, the Company acknowledges that it is obligated to indemnify Employee for any actions taken while he was an employee of the Company.

Employee expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, or any analogous state or federal law and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, the parties expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all claims which the Employee does not know or suspect to exist at the time this Agreement is signed, and that this Agreement contemplates the extinguishment of any such claim or claims.

Employee understands and agrees that, by entering into this Agreement he is waiving any rights or claims that he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he is not waiving any rights or claims that may arise after the date that he executes this Agreement.

11.          General Release by the Company.  With the exception of claims relating to intentional torts by Employee, defamation, or any intentional violation by Employee of federal, state or local laws, among which are laws which prohibit discrimination on the basis of race, color, national origin, religion, sex, age, disability and other protected traits, such as the Title VII of the Civil Rights Act of 1964 and the California Fair Employment and Housing Act, Company hereby fully and forever releases and discharges Employee and his heirs, successors and assigns from liability for claims, causes of action and obligations of every nature whatsoever, including, without limitation, claims of negligence and breach of contract. This Release covers claims, known or unknown, which are based upon any act, event or failure to act which occurred before the date on which this Agreement is signed and becomes effective.

The Company expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, or any analogous state or federal law and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, the parties expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all claims which the Company does not know or suspect to exist at the time this Agreement is signed, and that this Agreement contemplates the extinguishment of any such claim or claims.

The Company is not waiving any rights or claims that may arise after the date that it executes this Agreement.

12.          Remedies for Breach. If either party breaches his or its obligations under this Agreement or if Employee breaches the provisions of any existing agreements with the Company pertaining to non-solicitation of employees or customers or non-disclosure of confidential business information or trade secrets, then the non-breaching party will have the right to any available legal or equitable remedies. In case of any legal proceedings between Employee and the Company, the prevailing party shall be entitled to recover his or its expenses of suit, including attorneys’ fees. If, contrary to the covenant not to sue contained in section 13 of this Agreement, a lawsuit is filed by either party against a released party, the filing party agrees that he will pay the released party’s expenses of suit, including attorneys’ fees.

13.          Covenant Not To Sue. Each party represents and warrants that he or it will not file any legal proceedings against any released party on the basis of any claims within the scope of the releases contained in this Agreement. Each party also agrees not to permit any other entity to instigate or cause any legal proceedings to be filed against a released party as to any claims within the scope of such releases. This covenant not to sue does not bar Employee from filing a charge with the EEOC or the California Department of Fair Employment and Housing. However, in the event such charge is filed, Employee agrees that the agreements made by the Company pursuant to this Agreement are in full satisfaction of any damages asserted by, or on behalf of, Employee in such charge and that Employee will not be entitled to any monetary relief. This covenant not to sue also does not apply to a lawsuit to determine the validity of the releases contained in this Agreement as applied to claims under the ADEA.

14.          General.

a)            No provision of this Agreement may be modified, amended or revoked, except in writing, signed by Employee and an authorized officer of the Company.

b)            No waiver or failure to enforce any condition or provision of this Agreement will be deemed to be a continuing waiver of the same or any other provision of this Agreement.

c)             This Agreement constitutes the entire Agreement respecting Employee’s employment and termination of employment. This Agreement supersedes any and all other agreements, express or implied, between Employee and the Company, except as provided in Paragraph 3 with respect to post-employment obligations.

d)            This Agreement shall be construed and enforced in accordance with the laws of the state of California, without regard to its choice of law principles.

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IN WITNESS WHEREOF, the parties have executed this Separation Agreement and Mutual Release as of the date first above written.

THIS AGREEMENT MAY BE REVOKED BY EMPLOYEE AT ANY TIME FOR A PERIOD OF SEVEN (7) DAYS AFTER THE DATE OF SIGNING BY THE EMPLOYEE. TO REVOKE THIS AGREEMENT, EMPLOYEE SHOULD RETURN HIS COPY OF THE AGREEMENT ALONG WITH A SIGNED STATEMENT OF REVOCATION TO THE DIRECTOR OF HUMAN RESOURCES IN EMERYVILLE, CALIFORNIA.

BY THE EMPLOYEE:

/s/ Marvin A. Tenenbaum

Marvin A. Tenenbaum		Date: July 12, 2007

BY LECG, LLC:

By:	/s/ John C. Burke

	John C. Burke	Date: July 12, 2007
Chief Financial Officer

BY LECG CORPORATION

By:	/s/ John C. Burke

	John C. Burke	Date: July 12, 2007
Chief Financial Officer